Exhibit 10.9

Parts and Components of 1.5MW Wind Turbine

(Controller Cabinet)

2010 Consignment Processing Contract

Party A (Consigner): Guangdong Mingyang Wind Power Group Co., Ltd.

Party B (Processor): Tianjin REnergy Electrical Co., Ltd.

Date of Signing: February 2010

Place of Signing: Zhongshan, Guangdong

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Subject to the provisions of the Contract Law of the People’s Republic of China and other laws and regulations, Party A and Party B entered into this Contract through full negotiations. Hereby agreed as follows:

ARTICLE 1 Subject Matter and Price of Contract

1.1	Processing Items and Price

Party A commissions Party B to OEM the following products (with package). The name, specifications, quantity and price (in RMB) thereof are as follows:

Material Code	Name of Equipment	Model	Unit / Turbine	Units	Unit Price (RMB)	Aggregate amount (RMB)
2260000017	Nacelle Cabinet	1.5se (cryogenic)	1	132	¥125,000.00	¥16,500,000.00
2260000022	Foundation Level Electrical Control Cabinet	1.5se (cryogenic)	1	132	¥125,000.00	¥16,500,000.00
2260000088	Nacelle Cabinet	1.5se (ambient temperature)	1	66	¥130,000.00	¥8,580,000.00
2260000089	Foundation Level Electrical Control Cabinet	1.5se (ambient temperature)	1	66	¥130,000.00	¥8,580,000.00
Total					¥50,160,000.00

1.2	Order and Raw Material

Party B accepts the commission from Party A, and agrees to manufacture and process commissioned products according to the requirements of Party A. Both parties agree on that during the term of the Contract, Party A may give orders to Party B from time to time according to the then operation, specifying the specifications, quantity and time of delivery of the particular batch of products. Party B shall confirm within three (3) days upon receipt of orders. Should fail to confirm on time, Party B is deemed to fully agree on the order from Party A and shall deliver on time.

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Party B shall responsible for purchase of raw materials, components and other materials for the products manufactured thereby. Party B agrees to indicate the brand mark of Party A on the products (technical and specific standards of product and brand mark subject to Party A’s notification).

1.3	Technology Standards and Quality Requirements

Party B promises that the processed products are of no quality flaw or defect and potential safety hazard and will not infringe any legal right and interest such as intellectual property owned by others. In addition to relevant standards of government and the industry, the processed products shall reach or be in compliance with the following quality requirements and technology standards:

1.3.1	The products supplied by Party B shall be original produced, brand new and unused (including all parts and components), and in full compliance with testing standards of the original manufacturer and national standards, as well as the quality and performance requirements set forth herein (details as per Annex “Quality Agreement” and “Technology Agreement”). Party B shall ensure that the products delivered, upon proper installation, operation and maintenance, perform in accordance with Party A’s requirements set forth herein within the use life of which. And Party B shall be responsible for any insufficiency or breakdown due to design, process or material defects.

1.3.2	Party B shall ensure its legal ownership of the products before delivery, and ensure Party A will not face any charge of infringing property rights, patent right, trademark right and industrial design right in the use of products or any part of which supplied by Party B. Should any legal liability to a third party risen from defects of product rights, Party B shall be responsible.

1.3.3	For safe and proper operation of the products, Party B shall supply all equipments, special tools, parts and components, consumables and otherwise in accordance with the range, specifications and quantity set forth herein and in the Technology Agreement, and furnish Party A with all technology documents, designs and service for all equipments. In the performance of this Contract, should any omission or shortage of products that are not on the list but indeed are within the process range and are necessary to meet the performance requirements under this Contract, Party B shall supplement any omission or shortage of products and offer technical support, free of charge. Should the equipments or product design fail to furnish a safe and stable operation, or completely satisfy the performance requirements under this Contract, Party B shall, within the given time, supply to Party A with parts or components needed to meet that requirements or modify the design, without price increase thereto. Party B is obligated to maintain at least a one-month inventory for Party A’s production, and store relevant parts and components at the appointed warehouse established by Party A.

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1.3.4	Free spare parts and components and special tools supplied by Party B to Party A include: (as per Annex).

1.3.5	Spare parts and components used in the commissioning of equipments and warranty period shall be freely supplied by Party B, and expenses on the damaged and replaced parts shall be borne by the responsible party after identifying the cause. Party B shall supplement the spare parts upon replacement. Spare parts and components for each wind farm are listed in Annex.

ARTICLE 2 Time and Place of Delivery

2.1	Party B shall submit the following documents, otherwise Party A is entitled to refuse the delivery, and all losses thus caused to Party A shall be borne by Party B:

2.1.1	Delivery List.

The delivery list shall specify the contract number, material number, Installation, Operation and Maintenance Manual, specifications, delivery amount, place of delivery and manufacture;

2.1.2	Inspection Report and Certificate of Qualification.

Inspection Report shall be provided with such terms required by the Quality Agreement.

2.1.3	Spare parts and components.

Name and amount of spare parts and components shall be agreed upon by both parties. The principle of the agreement shall be that the products supplied by Party B operate smoothly during warranty period, and that spare parts and components at Party A’s no less than such standing stock agreed upon by the two parties. (Details as per Spare Parts and Components List)

2.2	Delivery Schedule of Year 2010: (the amount recorded in the following table is such amounts used in 33 wind turbines)

Time of Delivery	January	February	March	April
Delivery Quantity at Low Temperatures	33	33	33	33
Delivery Quantity at Ambient Temperatures	33		33

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(Note: After this Contract goes into effect, Party B shall arrange the production according to the prior written notice from Party A. The delivery quantity set forth in the Delivery Schedule is the planned demand quantity; actual demand shall subject to the 30-days advance list of delivery or facsimile of order form. Should this Contract not fully performed, the remaining quantity shall not accumulate into the consignment processing contracts entered into thereafter.)

2.3	Upon receipt of the prior written notice on the date and appointed location of delivery from party A, Party B shall, at least 7 days prior to official supply, furnish Party A by facsimile with production and delivery schedule in which necessary matters such as contract number, name of parts and components, delivery quantity, necessary package for transportation and other relevant information shall be specified. Party B is responsible for arranging delivery in accordance with requirements from Party A.

2.4	In the performance of the contract, should fail to deliver and provide service on time, Party B shall, on a timely basis, give a 30-day advance notice to Party A specifying the reasons for unpunctual delivery and the delay time. Party A shall assess the situation upon receipt of such notice. With the written consent of Party A, Party B shall deliver the products according to the delivery time newly set, and bear all losses thus caused to Party A.

Place of Delivery: upon receipt of list of delivery or facsimile of order form from Party A, Party B shall deliver the products to the appointed manufacturing facilities in accordance with requirements from Party A (including without limitation Zhongshan facility, Xi’an facility, Jinlin facility, Tianjin facility and Nantong facility):

(1)	Xi’an facility: Mingyang Wind Power Assembly Plant, Shanxi Heavy Machinery Plant, Xinjia Temple, north lane of East Second Ring Road, Xi’an, Shanxi province, P.R.China.

Gubin, Su 0298-82155877 / 15829926659

(2)	Xi’an facility: Jinlin Mingyang Datong Wind Power Technology Company Limited, No. 2719 Jingshan Road (No. 3 Industrial Industry), Jilin National Hi-tech Industrial Development Zone, Jilin, Jilin Province, P.R.China.

Changshun, Gao 0432-2608022 / 13069168858

(3)	Zhongshan facility: Guangdong Mingyang Wind Power Technology Company Limited, Mingyang Industry Park, Jianye Road, Torch Development Zone, Zhongshan, Guangdong, P.R.China.

Dongkai, Zhang 0760-88587799

(4)	Tianjin facility: Tianjin Mingyang Wind Power Blade Technology Company Limited, Guihua 4th Road, Binhai Hi-tech Indutrial Area, Tianjin, P.R.China

Daxin, Yu 13132112002

(5)	Nantong facility: Jiangsu Mingyang Wing Power Technology Company Limited, east lane of Huangshan Road, north lane of Mudanjiang Road, Rudong Economic Development Area, Jiangsu, P.R.Chian

Jianzhong, Bo 18962776969

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2.5	Inventory of Party B and 24-hour Supply

2.5.1	Party B is willing to provide Party A with 33 wind turbines for safe stock. Products of safe stock shall be held by Party A. The incoming procedure shall be conducted upon consumption, and Party A shall notify Party B to issue a 17% value added invoice thereafter. Party B shall keep posted to the consumption of inventory and fill stock timely.

2.5.2	In the event of no safe stock is offered, Party B shall ensure a 24-hour delivery upon receipt of order.

ARTICLE 3 Terms of Payment and Related Matters

3.1	Terms of Payment: six (6) months acceptance or 180 days L/C

3.2	Procedures of payment on processing charges:

3.2.1	Monthly Settlement: Party A shall perform an acceptance test of the products within two (2) days upon receipt of the delivery from Party B. Should any letter of guarantee be issued upon acceptance, Party A shall inform Party B to issue a 36-month Warranty Bond in the amount of 5% of total value of the actual accepted products and a VAT invoice in the amount of 17% of total value of the actual accepted products. Party A shall pay for the processing charges fro this particular batch upon receipt of the Warranty Bond and VAT invoice (subject to those received before 25th each month);

3.2.2	Safe Stock Settlement: inform Party B to issue invoice and settle accounts subject to actual monthly consumption.

3.3	Party A shall issue an acceptance certificate upon inspection and testing and acceptance, and furnish Party B with feedback on information of the acceptance certificate. The issue date of acceptance certificate shall be the date of delivery.

3.4	Where no letter of guarantee be issued, the quality assurance fund shall be in the amount of 5% of the total value of the cargo. The warranty period shall subject to the Quality Agreement.

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ARTICLE 4 Packing and Transporting

4.1	All products supplied by Party B shall be packed in accordance with relevant standards and necessary protective measures. The package shall be adapted to long-distance transport, and the products must be well protected against moisture, sunshine, corrosion, rust and be able to stand shock and rough handling. Party B shall insure the products arrive at Party A’s factory or other places appointed thereby, safe and undamaged. Any rust and corrosion on, damage and loss of the products, or any legal liability due to improper package or insufficient protection shall be borne by Party B.

4.2	Transportation: Party B is responsible for transportation and bear the freight and insurance thus caused.

4.3	The amounts and weights of products loaded and transported by Party B shall not exceed those provided in the contracts. Otherwise, Party B shall be responsible for all consequences thus caused.

4.4	Party B shall, upon loading, notify Party A by email or fax the contract number, cargo name, weight, gross weight, volume (in stere), invoice value, means of transportation and date of shipment.

ARTICLE 5 Technical, Quality and Service Response

5.1	Party B shall produce, manufacture, install and inspect in strict accordance with Technical Agreement and technology documents supplied by Party A (including product drawings and technology specifications) as well as relevant international, domestic and industrial standards;

5.2	Critical raw materials and components for Party A’s products that supplied by Party B shall be in strict compliance with the provisions of Technical Agreement and other technical documents. Any modification shall have the prior written consent of Party A.

5.3	Products supplied by Party B shall bear perpetual and recognizable marks. Subject of the mark shall include but not limited to manufacturer, date of production and batch number or serial number. Where provided by Party A in technical documents, mark according to such provisions;

5.4	Quality department of Party A shall communicate with relevant department of Party B on product inspection and testing, to assure uniformity thereof;

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5.5	Sealed proof with respective product serial number such as inspection report on qualified products and quality certification, as well as any other relevant test report or certification required otherwise in Technical Agreement or technical documents shall be provided together with respective products by Party B. Party A may reject the products without the aforesaid documents agreed by both parties or such documents contain false statements. All expenses on tardiness, delayed delivery and otherwise thus caused shall be borne by Party B;

5.6	Should any quality issues arise during warranty period, Party B shall respond in writing within four hours upon notification by Party A; should on-site services are needed, Party B shall arrive at the appointed site to solve the problem within 48 hours; should Party B fail to arrive on time or resolve the problem due to reasons other than that of Force Majeure, Party A is entitled to resolve on its own or entrusting a third party, and all expenses thus caused shall be borne by Party B;

5.7	Should Party B’s services are needed in the manufacture, installation of Party A and during use by customers after delivery, Party B shall actively cooperate;

5.8	Party A or its representative is entitled to inspect or/and test the performance of products by Party B and relevant materials and components of its suppliers, to ensure the products are in compliance with technical requirements. Inspection and testing can be held at Party B’s factory, place of delivery and/or final destination of the products, or by an accredited third-party inspection and testing organization agreed and authorized by Party A;

5.9	Party B is obligated to furnish Party A with product inspection instruction, and the product acceptance standards and details shall be decided in the Technical Agreement;

5.10	Party B is obligated to undertake inspection, testing and otherwise on its own in accordance with the provisions hereof, and furnish Party A with all documents on means and methods of inspection as well as testing outline and the copies thereof. Such documents shall be deemed as proof of product quality assurance;

5.11	Should any inspected and tested product fail to meet the requirements of technical specifications, Party A is entitled to reject such products, and Party B shall replace the rejected products in a timely basis, or provide necessary modification to meet such requirements freely. Party B shall be bear all expenses thus caused and indemnify all losses of Party A and any third-party claims thereto;

5.12	Party A is entitled to, on the basis of actual needs and at all times, send inspectors to supervise the whole manufacturing process of Party B. Inspectors from Party A have the right to inspect products at the manufacture and Party B is responsible for providing a safe working environment and furnish with potential dangers. In case the inspector consider the working environment unsafe, the inspector may hold the inspection back until Party B improve the working environment to meet the safety requirements;

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5.13	Personnel of Party B shall, when serve on site of Party A, comply with “Safety/Environment Management Regulations” on site of Party A and follow the instructions of safety engineer;

5.14	The packing materials of products used by Party B shall be in compliance with environmental requirements. Party B shall adopt effective measures during transportation to assure there will be no adverse impact on environment along the way and on site of Party A. Should any adverse impact caused to the environment along the way and on site of Party A, Party B shall bear all economical damages thus caused;

5.15	Should there be any substandard products inspected by Party A, Party B shall make up with qualified ones. Party B shall dispose such substandard products within 30 days, or else Party A may dispose on its own;

5.16	Within the designed service life, should any supplied parts and components damage due to design flaws and needed to be replaced, Party B shall provide a free replacement within the set time. Where the damage due to manufacture and material defects, Party B shall provide a free replacement within two years after the warranty period.

5.17	Party A is entitled to require technical modification from Party B for its products, and shall notify Party B in writing the planned modification one (1) month before the modified products go into production. Party B may assist Party A in new product development utilizing its technical advantages.

5.18	Party A may require technical modification from Party B provided that the parties entered into a written agreement regarding the technical standards, price, time of delivery and otherwise, and shall subject to the following procedures:

5.18.1	Party A shall inform Party B with the nature and form of the modification;

5.18.2	Party B shall, upon notice, deliver the products to Party A within a reasonable period;

5.18.3	Should there be other agreements between the parties, subject to those agreements.

5.19	Party B is obligated to provide Party A with technical support for daily operations regarding its products delivered to Party A.

5.20	Regarding its products delivered by Party A, should there be any technical, quality, design, process and any other defects discovered by Party A, Party B is obligated to provide free technical improvements upon request of Party B.

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ARTICLE 6 Confidentiality

6.1	Party B shall not, without the prior written consent of Party A, provide any other party non-related to the performance of this Contract with business secrets of Party A, including but not limited to this Contract or any term, specification, project, drawing, model, prototype or data hereof, that were obtained by realizing the purpose of this Contract. In case disclose to any party related to the performance of this Contract with the aforesaid information, confidentiality shall be stressed and the disclosing party shall furnish only that portion of the information necessary to the performance of this Contract.

6.2	Party B shall not, without the prior written consent of Party A, use any of the aforesaid documents and information for anything other than the performance of this Contract. Should requested by Party A, Party B shall return to Party A all of the aforesaid documents and copies thereof upon implementation of this Contract. No copy shall be kept by Party B.

6.3	Other than related personnel of Party A who were exposed to business and technology secrets of Party B, such as technology documents, through operation and maintenance of relevant equipments, Party A agrees neither to disclose any confidential information of Party B to any other party, nor to assign, trade or divulge the aforesaid business and technology secrets provided by Party B, nor to take the liberty of publishing the aforesaid technology documents. Should there be losses of Party B caused by the contravention of this clause, Party A shall be liable and bear the possible economic damages thus caused directly.

6.4	Should the aforesaid incomplete, subject to the Confidentiality Agreement entered into separately.

ARTICLE 7 Breach and Indemnity

7.1	Should Party B not deliver on time in accordance with the provisions hereof, Party B shall, from the next day of the latest delivery date, pay to Party A liquidated damages in daily basis, amounting 5/10000 of the value of the delayed goods, and indemnify Party A according to the actual losses caused to whom. Should the delay in delivery by Party B constitute a fundamental breach, Party A is entitled to send to Party B a notification of rescission, then this Contract shall be terminated by law upon arrival of such notification at Party B and Party B shall indemnify Party A for its losses thereto.

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7.2	Should there be any direct or indirect loss of Party A due to the substandard products delivered by Party B, Party A is entitled to lodge claims against Party B. Party B shall settle the claims in accordance with one or more of the following procedures agreed by Party A:

(i).	Party A agrees to return the products and accept the indemnification for economic damages by Party B, and Party B shall indemnify all economic damages thus caused, including but not limited to product price and all bank interests and charges, freight, insurance expenses, inspection fee, storage charges and loading/discharging charges that have been incurred, and all other necessary expenses on keeping and protecting the returned goods;

(ii).	Upon agreement of both parties, the Contract Equipment shall be devalued according to the degree of nonconformity, extent of damage and amount of losses suffered by Party A;

(iii).	Party B shall replace the defective or damaged components and parts with new ones that are in compliance with specifications; make up the products in short and bear all losses thus caused, and the warranty period of such replaced products shall be extended accordingly. Should the replacement, repair and replenishment of goods fail, Party B shall, subject to provisions hereof, pay to Party A liquidated damages amounting 5% of the value of the delayed goods. Where products are in need of replacement due to Party B, Party B shall deliver to the site in the time required by Party A, and bear all expenses thus caused;

(iv).	Party B shall restore or replace the products within 15 days of receiving claims from Party A. The time of the restoration and replacement shall be approved by Party A. For minor defects, Party A can, with the consent of Party B, repair with the costs thereof afforded by Part B. Where the components and parts needed to be imported, the time arrangement shall be confirmed through mutual consultation and with a deadline of 30 days;

(v).	Should the substandard delivery constitute a fundamental breach, Party A is entitled to send to Party B a notification of rescission, and then this Contract shall be terminated upon arrival of such notification at Party B.

7.3	In case Party B fails to reply in writing within five (5) days after notification of claim from Party A, the above mentioned claims shall be regarded as being accepted by Party B. Should Party B fail to, within 30 days after notification of claim from Party A or any longer time approved by Party A, settle the claims in accordance with any procedure described in Clause 7.3 hereof, Party A shall deduct the claims directly from account receivable and guarantee. Where losses of Party A remain uncovered, Party B shall indemnify Party A for the rest.

7.4	Should Party A terminate this Contract due to the following corruption and fraud by Party B during the competition for the Contract and the execution hereof, Party B shall indemnify Party A for all losses thus caused.

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(i).	“Corruption” refers to any acts of supplying, offering, accepting or extorting anything of value to influence Party A’s behaviors during the purchase or execution of this Contract;

(ii).	“Fraud” refers to any acts of lying about the true facts to influence the process of purchasing or execution of this Contract, damaging the interests of Party A.

7.5	In case Party B goes bankrupt or insolvent or incapable of producing or unable to fulfill Party A’s demand, Party A may notify Party B in writing at any time to terminate the Contract ahead of schedule without indemnifying Party B. The termination of the Contract shall not impair or affect any actions that have been taken or about to be taken by Party A or the right of undertaking remedies.

7.6	Party B shall strengthen product batch management. Party B shall take immediate steps such as recall, when quality problems of its products arise in production of Party B or during use after delivered to customers. All expenses on rework, installation, transportation, tardiness and otherwise thus caused shall be borne by Party B.

7.7	Should opinions differ on responsibility of quality issues, both parties agree on engaging a state-certified third-party inspection organization for objective decision. The responsible party shall bear the costs thereof.

ARTICLE 8 Modification and Assignment of Contract

8.1	Should objective requirements arise in execution of the Contract, the two parties may modify and amend the terms of the Contract based on the circumstances and through mutual consultation, and enter into a written supplementary agreement as contract annex. The supplementary agreement and this Contract are equally valid.

8.2	Without the prior written consent of Party A, Party B may not assign the whole or any part of its contract obligations; otherwise Party A is entitled to terminate the Contract.

ARTICLE 9 Termination of Contract

9.1	By the two parties’ consensus, the Contract can be terminated;

9.2	Should Party A fail to pay to Party B processing fee for 18 months in a row since its last payment, Party B is entitled to unilaterally cancel the contract;

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9.3	Should Party B fail to deliver on time according to order, Party A is entitled to unilaterally cancel the contract;

9.4	In execution of this Contract, should Party B be discovered to have such acts described in Clause 7.4, Party A is entitled to unilaterally cancel the contract;

9.5	Should Party B adjust supplying prices prior to the consent of Party A, Party A is entitled to unilaterally cancel the contract.

ARTICLE 10 Force Majeure

10.1	Should any party fail in performing the Contract due to events of Force Majeure, the deadline of performing the Contract shall automatically extend, and the extended period shall be equivalent to affected time of such events. Events of Force Majeure refers to any event or circumstance which can not foresee by the parties and whose occurrence and consequences are inevitable and insuperable, such as war, massive fire, flooding, typhoon, earthquake and governmental action.

10.2	The party being affected shall, upon occurrence of events of Force Majeure, notify the other party by telegram, fax or telex, and send to the other party by special delivery or registered letter, within fourteen (14) days upon occurrence of such events, the proof of Force Majeure issued by relevant authorities for review and confirmation. Meanwhile, the party being affected is obligated to adopt effective measures to ease or eliminate the impact of Force Majeure. Once the impact of Force Majeure lasts more than 120 days, the two parties shall come to an agreement through amicable consultation on further performance of the Contract within appropriate time limit.

ARTICLE 11 Dispute Resolution

Any dispute arising from execution of this Contract shall be resolved through amicable consultation by both parties. Where consultation fails, a suit can be brought to the people’s court with jurisdiction at registration place of Party A.

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ARTICLE 12 Contract Language and Governing Law

12.1	Unless agreed otherwise by both parties, the language hereof shall be Chinese. All exchanged letters and other technology documents related to this Contract shall use the Contract language.

12.2	This Contract shall be interpreted subject to the laws of the People’s Republic of China.

ARTICLE 13 Notification

13.1	In the performance of this Contract, all liaisons shall be taken by fax or email. Formal notification shall be in duplicate written form and sent to the other party by special delivery.

13.2	The effective date shall be the date of arrival or the effective date indicated thereon whichever is later.

ARTICLE 14 Validation and Miscellaneous

14.1	This Contract shall enter into force upon signature and seal by authorized representatives of the Parties.

14.2	Clause 15 hereof is the integral part of this contract and shall be equally valid.

14.3	This Contract is in quintuplicate, three for Party A and two for Party B, all with the same legal effects.

ARTICLE 15 Appendix

Appendix 1: Quality Agreement

Appendix 2: Technology Agreement

Appendix 3: Confidentiality Agreement

Appendix 4: Honesty Agreement

Appendix 5: Spare Parts and Components List

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Party A: Guangdong Mingyang Wind Power Industry Group Co., Ltd.	Party B: Tianjin REnergy Electrical Co., Ltd.

Business License No.: 4420001104194	Business License No.: 120111000015094

Address: Mingyang Industry Park, Jianye Road, National Hi-tech Industrial Development Zone, Zhongshan, Guangdong, P.R.China	Address: No. 39 Minhe Way, Xiqing Economic Development Area, Tianjin, P.R.China

Zip Code: 528437	Zip Code: 300381

Contact Person:	Contact Person: Xvsheng, Zheng

Phone: 0760-88587692	Phone: 022-23966577

Fax: 0760-88588305	Fax: 022-23966618

E-mail: lijiangwei@mywind.com.cn	E-mail: xs.zheng@relectric.com

Bank: Agricultural Bank of China, Zhongshan Torch Zone Branch	Bank: Industrial and Commercial Bank of China, Xiqing Development Area Branch

Account No.: 44-319101040008866	Account No.: 0302 0852 1930 0069 881

Tax No.: 442000789438190	Tax No.: 120111671478558

Signature (Seal):	Signature (Seal):

Date of Signing:	Date of Signing:

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